FOR IMMEDIATE RELEASE

October 29, 2009

For further information contact:

Craig Montanaro

Senior Vice President,

Director of Strategic Planning

Kearny Financial Corp.

(973) 244-4510

KEARNY FINANCIAL CORP.

REPORTS FIRST QUARTER 2010 OPERATING RESULTS

Fairfield, New Jersey, October 29, 2009 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended September 30, 2009 of $1,095,000, or $0.02 per diluted share. The results represent a decrease of $18,000 compared to net income of $1,113,000, or $0.02 per diluted share, for the quarter ended June 30, 2009 and a decrease of $641,000 compared to net income of $1,736,000, or $0.03 per diluted share, for the quarter ended September 30, 2008.

The Company attributes the decrease in net income between linked quarters to two primary factors including an increase in the provision for loan loss and, to a lesser extent, a decrease in net interest income. Partially offsetting these factors were a decrease in noninterest expense and an increase in noninterest income that resulted, in part, from a reduction in losses on investment securities. In total, these factors resulted in an overall decrease in pre-tax income and the provision for income taxes.

The decrease in net income between the quarters ended September 30, 2009 and 2008 resulted primarily from increases in the provision for loan loss and noninterest expense which were partly offset by an increase in noninterest income and, to a lesser extent, an increase in net interest income. The net increase in noninterest income reflected a reduction in losses on investment securities partly offset by a reduction in other noninterest income. In total, these factors resulted in an overall decrease in pre-tax income and the provision for income taxes.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 26 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean Counties, New Jersey. At September 30, 2009, Kearny Financial Corp. had total assets of $2.16 billion which included net loans receivable of $1.05 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $832.6 million. As of that same date, deposits and borrowings totaled $1.46 billion and $210.0 million, respectively, while stockholders’ equity totaled $482.0 million.

The following is an overview of the Company’s financial results for the quarter ended September 30, 2009:

Net Interest Income

Net interest income during the quarter ended September 30, 2009 was $13.25 million, a decrease of $67,000 compared to net interest income of $13.32 million during the quarter ended June 30, 2009 and an increase of $10,000 compared to net interest income of $13.24 million during the quarter ended September 30, 2008. The Company’s net interest margin during the quarter ended September 30, 2009 was 2.74%, compared to 2.76% during both comparative quarters ended June 30, 2009 and September 30, 2008.

The decline in net interest income and net interest margin between linked quarters resulted from a decrease in interest income that outpaced the concurrent decrease in interest expense. Interest expense during the more recent linked quarter reflected a continued decline in the cost of deposits resulting primarily from the downward repricing of certificates of deposit. However, the beneficial impact to earnings from the decline in the Company’s cost of deposits was more than offset by the decline in interest income arising from an increase in the average balance of lower yielding cash and cash equivalents in relation to other interest earning assets.

By contrast, the increase in net interest income for the comparative quarters ended September 30, 2009 and 2008 resulted from a decrease in interest expense that outpaced the concurrent decrease in interest income. The decreases in interest expense and interest income were generally attributable to the same factors noted in the linked period comparison. However, the overall increase in the average balances of the Company’s interest-earning assets and interest-costing liabilities contributed to the increase in net interest income despite the reported decrease in the net interest margin between these comparative periods.

More specifically, interest income decreased $427,000 to $23.2 million during the quarter ended September 30, 2009 compared to $23.6 million during the quarter ended June 30, 2009 and decreased $2.0 million compared to $25.2 million during the quarter ended September 30, 2008. Interest expense decreased $360,000 to $9.9 million during the quarter ended September 30, 2009 compared to $10.3 million during the quarter ended June 30, 2009 and decreased $2.0 million compared to $11.9 million during the quarter ended September 30, 2008.

Interest income from loans increased $94,000 to $14.9 million during the quarter ended September 30, 2009 compared to $14.8 million during the quarter ended June 30, 2009. By contrast, however, interest income on loans decreased $223,000 during the quarter ended September 30, 2009 compared to $15.1 million during the quarter ended September 30, 2008. The increase in interest income on loans between linked quarters resulted from increases in both the average balance and average yield of the related assets. By contrast, the average balance of loans receivable was substantially unchanged between the quarters ended September 30, 2009 and 2008. Consequently, the reported decrease in interest income on loans between those periods was largely attributable to a decline in their average yield. During the quarter ended September 30, 2009, average loans receivable were $1.05 billion with an average yield of 5.67%. By comparison, during the quarters ended June 30, 2009 and September 30, 2008, average loans receivable were $1.05 billion and $1.05 billion, respectively; with average yields of 5.65% and 5.75%, respectively.

The Bank continued to experience a reduction in average residential first mortgages, home equity loans and home equity lines of credit, whose average outstanding balances declined $2.9 million in aggregate to $814.7 million between the quarters ended June 30, 2009 and September 30, 2009 due primarily to continuing depressed residential loan demand. By contrast, average commercial loans, including non-residential mortgages, multi-family mortgages and commercial business loans increased $7.4 million in aggregate to $217.5 million over the same period reflecting the Company’s long-term expanded strategic emphasis in commercial lending coupled with a continuing favorable pricing environment for these loans.

Interest income from mortgage-backed securities decreased $489,000 to $7.8 million during the quarter ended September 30, 2009 from $8.3 million during the quarter ended June 30, 2009 and decreased $1.3 million compared to $9.1 million during the quarter ended September 30, 2008. The decline in interest income between both sets of comparative quarters resulted from decreases in both the average balance and average yield of mortgage-backed securities. During the quarter ended September 30, 2009, average mortgage-backed securities were $655.8 million with an average yield of 4.78%. By comparison, during the quarters ended June 30, 2009 and September 30, 2008, the average balance of mortgage-backed securities was $684.2 million and $718.9 million, respectively; with average yields of 4.86% and 5.08%, respectively. Average yield has been decreasing due to the repayment of higher coupon loans within the underlying mortgage portfolios.

Interest income from non-mortgage-backed securities and other interest-earning assets, primarily cash and cash equivalents, decreased $32,000 to $448,000 during the quarter ended September 30, 2009 compared to $480,000 during the quarter ended June 30, 2009 and decreased $486,000 from $934,000 during the quarter ended September 30, 2008. The decline in interest income between both sets of comparative quarters resulted from decreases in the average yield of non-mortgage-backed securities and cash and cash equivalents which were partially offset by comparative increases in their respective aggregate average balances. During the reporting period, deposit growth and accumulated repayments received on the mortgage-backed securities portfolio contributed to a net increase in cash and cash equivalents whose average yields continue to reflect the low prevailing interest rate environment. During the quarter ended September 30, 2009, average non-mortgage-backed securities and other interest-earning assets totaled $229.0 million with an average yield of 0.78%. By comparison, during the quarters ended June 30, 2009 and September 30, 2008, the average balance of non-mortgage-backed securities and other interest-earning assets totaled $202.4 million and $149.6 million, respectively, with average yields of 0.95% and 2.50%, respectively.

Interest expense attributed to deposits decreased $383,000 to $7.8 million during the quarter ended September 30, 2009 from $8.2 million during the quarter ended June 30, 2009 and decreased $1.9 million compared to $9.7 million during the quarter ended September 30, 2008. The decline in interest expense between both sets of comparative quarters resulted from a decrease in the average cost of interest-bearing deposits, partially offset by a comparative increase in their average balances. Management continued to adhere to a disciplined deposit pricing policy during the reporting period. Nevertheless, the Bank continued to experience deposit inflows between the linked quarters. During the quarter ended September 30, 2009, average interest-bearing deposits were $1.39 billion with an average cost of 2.25%. By comparison, during the quarters ended June 30, 2009 and September 30, 2008, average interest-bearing deposits were $1.36 billion and $1.31 billion, respectively, with average costs of 2.41% and 2.97%, respectively. The decrease in the cost of deposits over the comparative quarters was attributed primarily to decreases in the average cost of certificates of deposit, which decreased to 2.86% during the current quarter compared to 3.11% during the linked quarter and 3.90% during the same quarter one year earlier.

Interest expense attributed to Federal Home Loan Bank (“FHLB”) advances was little changed at $2.1 million during the quarters ended September 30, 2009 and June 30, 2009 and decreased $112,000 compared to $2.2 million during the quarter ended September 30, 2008. During the quarter ended September 30, 2009, the average balance of FHLB advances were $210.0 million with an average cost of 3.95%. By comparison, during the quarters ended June 30, 2009 and September 30, 2008, average advances were $210.0 million and $218.0 million, respectively, with average costs of 3.91% and 4.01%, respectively.

Provision for Loan Losses

The provision for loan losses totaled $858,000 during the quarter ended September 30, 2009 compared to provisions of $-0- for both the linked quarter ended June 30, 2009 and the prior year quarter ended September 30, 2008. The provision in the current period reflected required net increases to the allowance for loan losses attributable primarily to estimated specific losses on several impaired mortgage loans on residential properties located in New Jersey. The provision also reflected changes to balances of general valuation allowances attributable to the application of historical and environmental loss factors to the remaining non-impaired portion of the loan portfolio in accordance with the Company’s allowance for loan loss calculation methodology. Further discussion of the allowance for loan losses is presented in the Loans and Credit Quality section below.

Noninterest Income

Noninterest income attributed to fees, service charges and miscellaneous income increased $17,000 to $618,000 during the quarter ended September 30, 2009 from $601,000 during the quarter ended June 30, 2009, but decreased $105,000 from $723,000 during the quarter ended June 30, 2008. The increase in noninterest income between the linked periods was primarily attributable to a net increase in deposit and branch-related fees and charges augmented by a net increase in loan-related fees and charges. The decline in noninterest income between the quarters ended September 30, 2009 and 2008 was attributable to comparative reductions in those same categories which were exacerbated by declines in income from bank owned life insurance and income from the Bank’s official check clearing agent. The clearing agent is no longer able to compensate its clients at a meaningful level for use of the float on official checks due to significant losses in its mortgage-backed securities portfolio.

Net losses on investment securities recorded against noninterest income during the quarter ended September 30, 2009 totaled $98,000 and were attributable to a non-cash, pre-tax charge to earnings resulting from additional other-than-temporary impairment in the value of certain non-agency collateralized mortgage obligations in the Bank’s held to maturity securities portfolio. These securities were originally acquired upon the in-kind redemption of the Bank’s interest in the AMF Ultra Short Mortgage Fund (“AMF Fund”) during the quarter ended September 30, 2008. The Company recorded losses on the sale of the AMF Fund totaling $415,000 during that prior comparative quarter. During the prior linked quarter ended June 30, 2009, the Company recorded losses attributable to additional other-than-temporary impairments of value totaling $144,000 attributable to these same securities.

Noninterest Expense

Noninterest expense decreased $780,000 to $11.0 million during the quarter ended September 30, 2009 from $11.8 million during the quarter ended June 30, 2009 and increased $399,000 compared to $10.6 million during the quarter ended September 30, 2008. The decline in non-interest expense between linked quarters was primarily the result of a decrease in federal deposit insurance premium expense which was partially offset by increases in compensation, occupancy and advertising expense. By contrast, the significant components of the increase in noninterest expense between the quarters ended September 30, 2009 and 2008 primarily included increases in federal deposit insurance premium expense and compensation expense with other lesser variances within noninterest expense substantially offsetting one another.

Federal deposit insurance premium expense decreased $1.2 million to $157,000 during the quarter ended September 30, 2009 from $1.3 million during the quarter ended June 30, 2009. The primary contributing factor to the absence in the current quarter of the Federal Deposit Insurance Corporation (“the FDIC”) Special Assessment totaling $872,000 that was recorded during the earlier comparative quarter ended June 30, 2009. The comparative reduction in FDIC insurance premium expense between the linked periods also reflects adjustments to the related expense accrual during the current period to reflect the recently revised premium assessment calculation methodology.

By contrast, Federal deposit insurance premium expense increased by approximately $103,000 between the quarters ended September 30, 2009 and 2008. The increase was primarily attributable to the comparative increase in both the regular quarterly assessment rate and the underlying deposit balances, the impact of which was diminished by the expense accrual adjustments noted above.

Employee compensation-related expenses increased approximately $282,000 between the linked quarters due, in part, to an increase in pension plan and other benefits-related expenses coupled with the expenses associated with staff augmentation attributable, in part, to branch expansion. Such expansion also contributed to increases in premises occupancy expense and advertising expense which increased by $43,000 and $52,000, respectively, between the linked periods.

Employee compensation-related expenses increased by approximately $268,000 between the quarters ended September 30, 2009 and 2008. In addition to the factors noted in the linked period comparison, the increase in expense reflects the increase in compensation-related costs attributable to annual increases in wages and salaries of existing staff and overall increases to benefits costs including employee health care benefits.

Provision for Income Taxes

The provision for income taxes during the quarter ended September 30, 2009 was $803,000 compared to $867,000 during the quarter ended June 30, 2009 and $1.2 million during the quarter ended September 30, 2008. The decrease in income taxes between both sets of comparative quarters was primarily attributable to a decrease in pre-tax income. The Company’s effective tax rates during the quarters ended September 30, 2009, June 30, 2009 and September 30, 2008 were 42.3%, 43.8%, and 40.8%, respectively.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning deposits in other banks, decreased $89.9 million to $121.6 million at September 30, 2009 from $211.5 million at June 30, 2009. The reported reduction in short term, liquid assets reflects, in part, the reinvestment of a portion of the Company’s excess liquidity into investment securities during the most recent quarter as discussed in greater detail below. Cash and cash equivalents had increased during recent quarters due to deposit inflows and depressed loan demand. Consequently, the Company’s net interest margin had come under pressure during recent quarters as the growing balance of interest-earning deposits produced a declining average yield of 0.11% during the quarter ended September 30, 2009 compared to 0.19% during the quarter ended June 30, 2009 and 1.81% during the year-ago quarter ended September 30, 2008.

Loans and Credit Quality

Loans receivable, net of deferred fees and costs and the allowance for loan losses, increased $13.4 million to $1.05 billion at September 30, 2009 from $1.04 billion at June 30, 2009. During the reporting period, management continued to adhere to its disciplined pricing policy. Nevertheless, loan originations increased but loan purchases were lower, totaling $59.2 million and $20.7 million, respectively, compared to $37.9 million and $37.6 million, respectively, during the quarter ended June 30, 2009. Residential first mortgages, home equity loans and home equity lines of credit increased $1.8 million in aggregate between September 30, 2009 and June 30, 2009. For those same comparative periods, nonresidential mortgages, multi-family mortgages and commercial business loans increased $11.5 million in aggregate while all other loan categories increased $972,000 in aggregate.

At September 30, 2009, non-performing assets totaled $20.5 million comprising 56 nonperforming loans totaling $19.9 million, or 1.88% of total loans, plus four real estate owned (“REO”) properties totaling $652,000. By comparison, at June 30, 2009 non-performing assets totaled $13.3 million comprising 33 nonperforming loans totaling $13.2 million, or 1.26% of total loans, plus one REO property totaling $109,000. The increase in nonperforming loans was primarily attributable to the addition of several impaired mortgage loans on residential properties located in New Jersey. Charge-offs against the allowance for loan loss during the quarter ended September 30, 2009 totaled $482,000 including $384,000 in charge offs to write down the value of two loans to the fair value of the associated real estate collateral at foreclosure and $98,000 in charge offs associated with two troubled debt restructurings. Charge offs for the prior quarter ended June 30, 2009 totaled $1,000 attributable to the charge off of an uncollectible consumer loan. There were no recoveries during either of the linked quarters. The allowance for loan losses as a percentage of total loans outstanding was 0.64% at September 30, 2009 compared with 0.62% at June 30, 2009 reflecting total allowances of $6.8 million and $6.4 million, respectively, at the close of each quarter.

Securities and Mortgage-backed Securities

Mortgage-backed securities available for sale, all of which are government agency pass-through certificates, increased $65.4 million to $749.2 million at September 30, 2009 from $683.8 million at June 30, 2009. The net increase resulted from the purchase of approximately $105.1 million of fixed rate, agency mortgage-backed securities that was partially offset by principal repayments and maturities during the quarter ended September 30, 2009 as compared to $18.7 million at June 30, 2009. The purchase of the mortgage-backed securities during the quarter deployed a portion of the Company’s excess liquidity that had accumulated for the reasons noted earlier. The net unrealized gain for this portfolio was $24.3 million as of September 30, 2009. Based on its evaluation, management has concluded that no other-than-temporary impairment is present within this segment of the investment portfolio at September 30, 2009. The reported purchase of the mortgage-backed securities during the quarter ended September 30, 2009 included approximately $4.6 million of issues eligible to meet the Community Reinvestment Act investment test during the reporting period.

Mortgage-backed securities held to maturity decreased $510,000 to $3.8 million at September 30, 2009 from $4.3 million at June 30, due primarily to principal repayments and the recognition of an additional $295,000 of other-than-temporary impairment in the value of certain non-agency collateralized mortgage obligations in the portfolio. At September 30, 2009, an analysis of the non-agency collateralized mortgage obligations resulted in the conclusion that securities having an aggregate amortized cost, adjusted for prior impairment charges, of $754,000 were other-than-temporarily impaired by an additional $295,000. Of this impairment, $98,000 was determined to be credit-related, and therefore recognized through earnings, while $197,000 was determined to be noncredit-related and therefore recognized through other comprehensive income. At September 30, 2009, the Company’s non-agency collateralized mortgage obligations have a total book value, net of other-than-temporary impairment charges, of $2.1 million and fair value of $1.9 million with the difference attributed to temporary impairments of value. The remainder of the held to maturity mortgage-backed securities portfolio comprises government agency mortgage pass-through securities and collateralized mortgage obligations that were not other-than-temporarily impaired based upon management’s evaluation at September 30, 2009.

Non-mortgage-backed securities classified as available for sale increased by $1.6 million to $29.6 million at September 30, 2009 from $28.0 million at June 30, 2009. The increase in the portfolio was attributable to an increase in the fair value of the portfolio partially offset by principal repayments. The net unrealized loss for this portfolio was reduced from $3.6 million as of June 30, 2009 to $1.9 million at September 30, 2009. Based on its evaluation, management has concluded that no other-than-temporary impairment is present within this segment of the investment portfolio at September 30, 2009.

Finally, the Company purchased $50.0 million of held to maturity agency debentures during the quarter ending September 30, 2009. As above, the purchase of these securities during the quarter deployed a portion of the Company’s excess liquidity that had accumulated for the reasons noted earlier.

Deposits

Deposits increased $34.8 million to $1.46 billion at September 30, 2009 from $1.42 billion at June 30, 2009. Management continued to maintain disciplined pricing during the reporting period. Nevertheless, growth was reported across all categories of deposits. For the quarter ended September 30, 2009, interest-bearing demand deposits increased $10.8 million to $174.4 million, savings deposits increased $3.2 million to $304.8 million, certificates of deposit increased $16.4 million to $921.1 million and non-interest-bearing demand deposits increased $4.4 million to $55.7 million. In general, depositors have been lengthening the maturities of their certificates of deposit, particularly by transferring maturing accounts to 24-month and 36-month certificates of deposit in order to improve the yield.

Federal Home Loan Bank Advances

FHLB advances were unchanged at $210.0 million between June 30, 2009 and September 30, 2009. As a result of the Bank’s strong liquidity position, there were no additional borrowings during the reporting period.

Stockholders’ Equity and Capital Management

During the quarter ended September 30, 2009, stockholders’ equity increased $5.3 million to $482.0 million from $476.7 million at June 30, 2009. The increase was primarily attributable to a $4.2 million increase in accumulated other comprehensive income due to the aggregate favorable mark-to-market adjustment to the available for sale securities portfolios and benefit plan related adjustments to equity and net income during the quarter of $1.1 million. Also contributing to the increase was $402,000 of Employee Stock Ownership Plan shares earned, $771,000 of restricted stock plan shares earned and an adjustment to equity of $476,000 for expensing stock options. Partially offsetting these increases to stockholders’ equity was a $968,000 increase in treasury stock due to the purchase of 87,000 shares of the Company’s common stock as well as an $852,000 cash dividend declared for payment to minority shareholders.

The Bank’s ratio of tangible equity to tangible assets was 17.70% at September 30, 2009. The Bank’s Total Capital and Tier 1 Capital to risk-weighted assets were 37.96% and 37.50%, respectively, far in excess of the 10.0% and 6.0% levels, respectively, required by the Office of Thrift Supervision to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Data, Unaudited)

	At September 30,	At June 30,
	2009	2009
Selected Balance Sheet Data:
Assets	$2,164,649	$2,124,921
Cash and cash equivalents	121,605	211,525
Securities available for sale	29,633	28,027
Securities held to maturity	50,000	0
Net loans receivable	1,052,859	1,039,413
Mortgage-backed securities available for sale	749,166	683,785
Mortgage-backed securities held to maturity	3,811	4,321
Goodwill	82,263	82,263
Deposits	1,456,005	1,421,201
Federal Home Loan Bank advances	210,000	210,000
Total stockholders' equity	481,957	476,720

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2009	2009	2008
Summary of Operations:
Interest income	$23,156	$23,583	$25,160
Interest expense	9,903	10,263	11,917
Net interest income	13,253	13,320	13,243
Provision for loan losses	858	0	0
Net interest income after provision for loan losses	12,395	13,320	13,243
Non-interest income, excluding loss on securities	618	601	723
Loss on securities	(98)	(144)	(415)
Non-interest expense	11,017	11,797	10,618
Income before taxes	1,898	1,980	2,933
Provision for income taxes	803	867	1,197
Net income	1,095	$1,113	1,736

Per Share Data:
Net income per share - basic	$0.02	$0.02	$0.03
Net income per share - diluted	$0.02	$0.02	$0.03
Weighted average number of common shares
outstanding - basic	68,074	68,310	69,205
Weighted average number of common shares
outstanding - diluted	68,074	68,310	69,236

Per Share Data:
Cash dividends per share (1)	$0.05	$0.05	$0.05
Dividend payout ratio (2)	77.81%	76.82%	52.30%

(1)	Represents dividends declared per common share.
(2)	Represents dividends paid per minority share divided by net income.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Data, Unaudited)

	At the Three Months Ended
	September 30,	June 30,	September 30,
	2009	2009	2008
Per Share Data:
Closing price as reported by NASDAQ	$10.42	$11.44	$12.24
Book Value	$6.97	$6.88	$6.74
Tangible Book Value	$5.78	$5.70	$5.57

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2009	2009	2008
Performance Ratios:
Return on average assets	0.20%	0.21%	0.34%
Return on average equity	0.92%	0.93%	1.48%
Net interest rate spread (1)	2.32%	2.27%	2.12%
Net interest margin (2)	2.74%	2.76%	2.76%
Average interest-earning assets to average
interest-bearing liabilities	120.75%	123.15%	125.55%
Efficiency ratio	79.99%	85.63%	78.36%
Non-interest expense to average assets	2.05%	2.23%	2.05%

(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.

(2) Net interest income divided by average interest-earning assets.

	At or for the Three Months Ended
	September 30,	June 30,	September 30,
	2009	2009	2008
Asset Quality Ratios:(1)
Non-performing loans to total loans	1.88%	1.26%	0.22%
Non-performing assets to total assets	0.95%	0.62%	0.12%
Net charge-offs to average loans outstanding (annualized)	0.18%	0.00%	0.00%
Allowance for loan losses to total loans	0.64%	0.62%	0.57%
Allowance for loan losses to non-performing loans	34.29%	48.92%	261.40%

(1) Asset quality ratios are period end ratios unless otherwise noted
	At or for the Three Months Ended
	September 30,	June 30,	September 30,
	2009	2009	2008
Consolidated Capital Ratios:
Average equity to average assets	22.10%	22.52%	22.73%
Equity to assets at period end	22.26%	22.43%	23.06%
Tangible equity to tangible assets at period end	18.78%	18.98%	19.86%

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Data, Unaudited)

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2009	2009	2008
Average Balances:
Loans receivable	$1,050,538	$1,047,017	$1,050,759
Mortgage-backed securities available for sale	650,538	678,728	718,487
Mortgage-backed securities held to maturity	5,223	5,465	447
Securities available for sale and held to maturity	32,163	31,826	39,645
Other interest-earning assets	196,865	170,592	109,965
Total interest earning assets	1,935,327	1,933,628	1,919,303
Non-interest-earning assets	217,270	184,847	151,205
Total assets	$2,152,597	$2,118,475	$2,070,508

Interest-bearing deposits	$1,392,717	$1,360,118	$1,310,677
Federal Home Loan Bank advances	210,000	210,000	218,000
Total interest-bearing liabilities	1,602,717	1,570,118	1,528,677
Non-interest-bearing liabilities	74,215	71,217	71,121
Stockholders' equity	475,665	477,140	470,710
Total liabilities and stockholders' equity	$2,152,597	$2,118,475	$2,070,508

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2009	2009	2008
Spread and Margin Analysis:
Yield on average:
Loans receivable	5.67%	5.65%	5.75%
Mortgage-backed securities available for sale
and held to maturity	4.78%	4.86%	5.08%
Securities available for sale and held to maturity	2.71%	2.84%	2.88%
Other interest-earning assets	0.47%	0.60%	2.36%
Interest-earning assets	4.79%	4.88%	5.24%
Cost of average:
Interest-bearing deposits	2.25%	2.41%	2.97%
Federal Home Loan Bank advances	3.95%	3.91%	4.01%
Interest-bearing liabilities	2.47%	2.61%	3.12%
Net interest rate spread	2.32%	2.27%	2.12%
Net interest margin	2.74%	2.76%	2.76%
Average interest-earning assets to average
interest-bearing liabilities	120.75%	123.15%	125.55%